Exhibit (11)

THRIVENT FINANCIAL FOR LUTHERANS

625 Fourth Avenue South

Minneapolis, MN 55415-1665

Phone: (800)847-4836

April 19, 2013

The Directors of Thrivent Series Fund, Inc.

625 Fourth Avenue South

Minneapolis, MN 55415

Ladies and Gentleman:

As counsel to Thrivent Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the “Fund”), I have been asked to render an opinion in connection with its Pre-Effective Amendment to the registration statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission (the “Registration Statement”).

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Fund has been duly organized and is validly existing pursuant to the laws of the State of Minnesota; and
2.	The shares of capital stock of the Fund which are described in the foregoing Registration Statement, when sold in accordance with the terms contained in the proposed Plans of Reorganization, will be duly authorized, validly issued, fully paid, and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ Rebecca A. Paulzine

Rebecca A. Paulzine
Senior Counsel to Thrivent Financial for Lutherans
Assistant Secretary of the Fund